LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this "AGREEMENT") made this 25th day of February, 1998 by and between LASALLE NATIONAL BANK, a national banking association ("BANK"), 135 South LaSalle Street, Chicago, Illinois 60603-4105, and AMCON DISTRIBUTING COMPANY ("BORROWER"), a Delaware corporation, with its principal place of business being located at 10228 L Street, Omaha, Nebraska 68127.

                         WITNESSETH:

WHEREAS, Borrower may, from time to time, request Loans from Bank, and the parties wish to provide for the terms and conditions upon which such Loans shall be made;

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrower by Bank, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

1.   DEFINITIONS.

    (a) "Account," "Account Debtor," "Chattel Paper," "Documents," "Equipment," "General Intangibles," "Goods," "Instruments," and "Inventory," and "Investment Property" shall have the respective meanings assigned to such terms, as of the date of this AGREEMENT, in the Illinois Uniform Commercial Code.

    (b) "Acquisition Loan Agreement" shall mean that certain Loan Agreement dated as of November 10, 1997 between Borrower and Bank, as amended or modified from time to time.

    (c) "Acquisition Loan Documents" shall mean the collective reference to the Acquisition Loan Agreement and each of the Loan Documents (as defined therein).

    (d) "Affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with Borrower.

    (e)  "Business Day" shall mean any day other than a Saturday, a Sunday or
(i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois are permitted or required to close.

    (f) "Collateral" shall mean all of the property of Borrower described in paragraph 4 hereof, together with all other real or personal property of any Obligor (including, without limitation, FFH) or any other Person now or hereafter pledged to Bank to secure, either directly or indirectly, repayment of any of the Liabilities.

    (g) "Eligible Account" shall mean an Account owing to Borrower which is acceptable to Bank in its sole discretion for lending purposes. Without limiting Bank's discretion, Bank shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

        (i) it is genuine and in all respects what it purports to be;

        (ii) it is owned by Borrower, and Borrower has the right to subject it to a security interest in favor of Bank or assign it to Bank and it is subject to a first priority perfected security interest in favor of Bank and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

        (iii) it arises from (A) the performance of services by Borrower and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by Borrower, and such Goods have been completed in accordance with the Account Debtor's specifications (if any) and delivered to and accepted by the Account Debtor, such Account Debtor has not refused to accept any of the Goods, returned or offered to return any of the Goods which are the subject of such Account, and Borrower has possession of, or Borrower has delivered to Bank (at Bank's request) shipping and delivery receipts evidencing delivery of such Goods;

        (iv) it is evidenced by an invoice rendered to the Account Debtor thereunder, and does not remain unpaid ninety (90) days past the due invoice date thereof; provided, however, that if more than ten percent (10%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

        (v) it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

        (vi) it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;
        (vii) the Account Debtor thereunder is not a director, officer, employee or agent of Borrower, a Subsidiary, Parent or Affiliate;

        (viii) it is not an Account with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Bank pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended;

        (ix) it is not an Account with respect to which the Account Debtor is physically located in a state which requires Borrower, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state, or (B) file a notice of business activities report or similar report with such state's taxing authority, unless (x) Borrower has taken one of the actions described in clauses (A) or (B), (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower at its election or (z) Borrower has proven, to Bank's satisfaction, that it is exempt from any such requirements under any such state's laws;

        (x) it is an Account which arises out of a sale made in the ordinary course of Borrower's business;

        (xi) the Inventory the sale of which gave rise to such Account was delivered by Borrower to an Account Debtor at a location of Borrower identified on Exhibit B or shipped to an Account Debtor at an address located within the United States of America and, to the knowledge of Borrower, no such Inventory was to be shipped out of the United States of America by such Account Debtor;

        (xii) it is not an Account with respect to which the Account Debtor's obligation to pay is conditional upon the Account Debtor's approval of the Goods or services or is otherwise subject to any repurchase obligation or return right (other than a right to return dated cigarette inventory which can, in turn, be returned by Borrower to the manufacturer thereof for a full refund), as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

        (xiii) it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue or (B) which violates any of the covenants of Borrower contained in this Agreement;

        (xiv) it is not an Account which, when added to a particular Account Debtor's other indebtedness to Borrower, exceeds a credit limit determined by Bank in the due exercise of its credit judgment for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this subparagraph 1(e)(xiv) shall be Eligible Accounts to the extent of such credit limit); and

        (xv) it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Bank in its sole discretion.

    (h) "Eligible Cigarette Inventory" shall mean (i) Eligible Inventory of Borrower consisting of cigarettes which are acceptable to Bank in its sole discretion for lending purposes and (ii) cigarette tax stamps which are acceptable to Bank in its sole discretion for lending purposes. Without limiting Bank's discretion, Bank shall, in general, consider:

        (i) Eligible Inventory consisting of cigarettes to be Eligible Cigarette Inventory unless such cigarettes have cigarette tax stamps affixed thereto which have been issued by any State or political subdivisions thereof where Bank determines, in its sole discretion, that the affixing of such jurisdictions tax stamps thereto renders such cigarette inventory ineligible; and

        (ii) cigarette tax stamps to be Eligible Cigarette Inventory unless such tax stamps have been issued by any State or political subdivisions thereof where Bank determines in its sole discretion that Bank would be unable to affix or redeem such cigarette tax stamps or otherwise determines that such tax stamps shall be ineligible.

    (i) "Eligible Inventory" shall mean Inventory of Borrower which is acceptable to Bank in its sole discretion for lending purposes. Without limiting Bank's discretion, Bank shall, in general, consider Inventory consisting of finished goods to be Eligible Inventory if it meets, and so long as it continues to meet, the following requirements:

        (i) is owned by Borrower, and Borrower has the right to subject it to a security interest in favor of Bank and it is subject to a first priority perfected security interest in favor of Bank and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

        (ii) it is located on the premises listed on Exhibit B and is not in transit, except to the extent that it may be in transit to another location listed on Exhibit B on vehicles owned by Borrower;

        (iii) it is held for sale or lease or furnishing under contracts of service, and is (except as Bank may otherwise consent in writing) new and unused and free from defects which would, in Bank's sole determination, affect its market value;

        (iv) it is not stored with a bailee, consignee, warehouseman, processor or similar party unless Bank has given its prior written approval and Borrower has caused any such bailee, consignee, warehouseman, processor or similar party to issue and deliver to Bank, in form and substance acceptable to Bank, such Uniform Commercial Code financing statements, warehouse receipts, waivers and other documents as Bank shall require;

        (v) it is not Inventory consisting of perishable, non-frozen foods;

        (vi) it is not Inventory purchased by Borrower pursuant to any license or distribution agreement which would, in Bank's sole discretion, prohibit, restrict or hinder the ability of Bank to sell or otherwise dispose of such Inventory;

        (vii) Bank has determined in accordance with Bank's customary business practices that it is not unacceptable due to age, type, category or quantity; and

        (viii) it is not Inventory (A) with respect to which any of the representations and warranties contained in this Agreement are untrue or (B) which violates any of the covenants of Borrower contained in this Agreement.

    (j) "Eligible Vehicle" shall mean those Vehicles which, as of the date of the acquisition of such Vehicle by Borrower (or, with respect to Vehicles owned by Borrower on the date hereof, as of the date hereof): (a) are owned by Borrower free and clear of all Liens (other than Liens of the bank);
(b) are each in good working order and condition; (c) are each subject to a first priority perfected security interest in favor of Bank; (d) are each paid for in full with the proceeds of Loans made, or loans refinanced, hereunder; and (e) were not purchased by Borrower in or as part of a "bulk" transfer or sale of assets unless Borrower complied with all applicable bulk sales or bulk transfer laws relating thereto.

    (k) "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower's business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

    (l) "Event of Default" shall have the meaning specified in paragraph 12 hereof.

    (m) "Exhibit A" shall mean the exhibit entitled Exhibit A - Special Pro-

visions which is attached hereto and made a part hereof.

    (n) "Exhibit B" shall mean the exhibit entitled Exhibit B - Business and Collateral Locations which is attached hereto and made a part hereof.

    (o) "Existing Equipment Loan Agreement" shall mean that certain Loan Agreement dated as of October 28, 1994 between Borrower and Norwest Bank Nebraska, National Association, as amended.

    (p) "FFH" shall mean Food for Health Co., Inc., an Arizona corporation and an Affiliate of Borrower on the date hereof.

    (q) "FFH Documents" shall mean the collective reference to the FFH Loan Agreement and each of the Other Agreements (as defined therein).

    (r) "FFH Loan Agreement" shall mean that certain Loan and Security Agreement dated as of the date hereof between FFH and Bank (including Exhibit A thereto), as amended or modified from time to time.

    (s) "Guaranty" shall mean that certain Continuing Unconditional Guaranty dated the date hereof made by Borrower in favor of Bank.

    (t) "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

    (u) "Indemnified Party" shall have the meaning specified in paragraph 14 hereof.

    (v) "Interest Period" shall mean either a LIBOR Interest Period or a Treasury Interest Period, as the context requires.

    (w) "Liabilities" shall mean any and all obligations, liabilities and indebtedness of Borrower to Bank or to any parent, affiliate or subsidiary of Bank of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law, including, without limitation, all obligations, liabilities and indebtedness of Borrower to Bank under this Agreement, the Other Agreements and the Guaranty.

    (x) "LIBOR Interest Period" shall have the meaning specified in subparagraph (3)(b) of Exhibit A of the Agreement.

    (y) "LIBOR Rate Loans" shall mean the Loans bearing interest at the rate set forth in subparagraph (3)(b) of Exhibit A of the Agreement.

    (z) "Loans" shall mean all loans and advances made by Bank to or on behalf of Borrower hereunder.

    (aa) "Loan Limit" shall have the meaning specified in paragraph 1 of Exhibit A.

    (ab) "Lock Box" and "Lock Box Account" shall have the meanings specified in paragraph 7 hereof.

    (ac) "Obligor" shall mean Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities.

    (ad) "Other Agreements" shall mean all agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Bank or to any parent, affiliate or subsidiary of Bank in connection with the Liabilities or the transactions contemplated hereby.

    (ae) "Parent" shall mean any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding equity of Borrower.

    (af) "Permitted Liens" shall mean (i) statutory liens of landlord's, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder; (ii) liens or security interests in favor of Bank; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on Borrower's ability to use such real property for its intended purpose in connection with Borrower's business; (iv) liens specifically permitted by Bank in writing; and (v) liens securing purchase money obligations and capitalized lease obligations permitted under this Agreement, provided that such liens only attach to the assets so acquired or leased; (vi) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations or surety, appeal or stay bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (vii) liens for taxes not yet due or for taxes which are being contested in good faith and by appropriate proceedings and for which adequate reserves are being maintained; and (iv) liens arising in connection with a Permitted Real Estate Financing, provided that such liens only attach to the real estate financed thereby.

    (ag) "Permitted Real Estate Financing" shall mean any sale and leaseback of any real estate owned in fee simple by Borrower on the date hereof and any financing secured solely by real estate owned by Borrower in fee simple on the date hereof; provided, that in connection with any such financing, Borrower shall have caused the Person providing such financing to executed landlord and/or mortgagee agreements in favor of, and in form and substance satisfactory to, Bank.

    (ah) "Prime Rate Loans" shall mean the Loans bearing interest at the rates set forth in subparagraph (3)(a) of Exhibit A of the Agreement.

    (ai) "Person" shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

    (aj) "Subsidiary" shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower or of which Borrower is a general partner.

    (ak) "Tangible Net Worth" shall have the meaning specified in subparagraph 11(o) hereof.

    (al) "Term" shall have the meaning specified in paragraph 9 hereof.

    (am) "Title" shall mean any certificate of origin, document, instrument, certificate or agreement specified by the applicable jurisdiction that evidences the interest in a Vehicle (whether new or used, owned or leased) of Borrower.

    (an) "Treasury Interest Period" shall have the meaning specified in subparagraph (3)(c) of Exhibit A of the Agreement.

    (ao) "Treasury Rate" shall have the meaning specified in subparagraph
(3)(c) of Exhibit A of the Agreement.

    (ap) "Treasury Rate Loans" shall mean the Loans bearing interest at the rate set forth in subparagraph (3)(c) of Exhibit A of the Agreement.

    (aq) "Type" of Loan shall mean either a Prime Rate Loan, a LIBOR Loan or a Treasury Rate Loan.

    (ar) "Vehicle" shall mean any automobile, cargo van, delivery truck or trailer to which title thereto is evidenced by a Title.

2. LOANS. Subject to the terms and conditions of this Agreement (including Exhibit A) and the Other Agreements, Bank shall, during the Term and absent the occurrence of an Event of Default, make such Loans to Borrower as Borrower shall from time to time request. The aggregate unpaid principal of all Loans outstanding at any one time shall not exceed the Loan Limit (or any sub-limit) set forth in Exhibit A and shall bear interest at the rates set forth in Exhibit A. All Liabilities shall be repaid upon the earlier to occur of (i) the end of the Term and (ii) the acceleration of the Liabilities pursuant to paragraph 13 of this Agreement. If at any time the outstanding principal balance of the Loans exceeds the Loan Limit, or any portion of the Loans exceeds any applicable sublimit set forth in Exhibit A, Borrower shall immediately, and without the necessity of a demand by Bank, pay to Bank such amount as may be necessary to eliminate such excess and Bank shall apply such payment to the Liabilities in such order as Bank shall determine in its sole discretion. Borrower hereby authorizes Bank, in its sole discretion, to charge any of Borrower's accounts or advance Loans to make any payments of principal, interest, fees, costs and expenses required by this Agreement. All Loans shall, in Bank's sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Bank. However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Bank.

3. FEES AND CHARGES. Borrower shall pay to Bank, in addition to all other amounts payable hereunder, the fees and charges set forth in Exhibit A. It is the intent of the parties that the rate of interest and the other charges to Borrower under this Agreement shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final, non-appealable determination, to exceed the limit which Bank may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

4. GRANT OF SECURITY INTEREST TO BANK. As security for the payment of all Loans now or in the future made by Bank to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, Borrower hereby assigns to Bank and grants to Bank a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located: (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contracts rights, security interests, security deposits and any rights to indemnification); (c) all Inventory (whether or not Eligible Inventory); (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and fixtures;
(e) all Investment Property; (f) all deposits and cash; (g) any other property of Borrower now or hereafter in the possession, custody or control of Bank or any agent or any parent, affiliate or subsidiary of Bank or any participant with Bank in the Loans for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (h) all additions and accessions to, substitutions for, and replacements, products and proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower's books and records relating to any of the foregoing and to Borrower's business.

5. PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN. Borrower shall, at Bank's request, at any time and from time to time, execute and deliver to Bank such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Bank) and do such other acts and things as Bank may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Bank (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Bank (and all Persons designated by Bank for that purpose) as Borrower's true and lawful attorney and agent-in-fact to execute such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Bank's security interest in the Collateral. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.

6. POSSESSION OF COLLATERAL AND RELATED MATTERS. Until an Event of Default has occurred, Borrower shall have the right, except as otherwise provided in this Agreement, (i) in the ordinary course of Borrower's business, to (a) sell, lease or furnish under contracts of service any of Borrower's Inventory normally held by Borrower for any such purpose, and (b) use and consume any raw materials, work in process or other materials normally held by Borrower for such purpose; provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by Borrower and (ii) to consummate such other sales and dispositions of Collateral permitted under subparagraph 11(k) hereof.

7.   COLLECTIONS.

    (a) Borrower shall direct all of its Account Debtors serviced out of its Omaha, Nebraska and St. Louis, Missouri locations to make all payments on the Accounts directly to one or more post office boxes (each, a "Lock Box") designated by, and under the exclusive control of, Bank or other financial institution(s) acceptable to Bank. Borrower shall establish one or more accounts (the "Lock Box Account") in Bank's name with Bank or such other financial institution(s) acceptable to Bank (which shall include those institutions at which Borrower maintains Lock Box Accounts on the date hereof), into which all payments received in a particular Lock Box shall be deposited, and into which Borrower will immediately deposit all payments received by Borrower at such locations for Inventory, services or the disposition of other Collateral in the identical form in which such payments were received, whether by cash or check. If Borrower, any Affiliate or Subsidiary, or any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as proceeds of Accounts or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Bank and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to a Lock Box Account or such other account as Bank may from time to time direct (each, an "Other Account"). If any Lock Box Account or Other Account is not established with Bank, the financial institution with which such Lock Box Account is established shall acknowledge and agree, in a manner satisfactory to Bank, that the amounts on deposit in such Lock Box Account or Other Account are the sole and exclusive property of Bank, that such financial institution has no right to setoff against such Lock Box Account or Other Account or against any other account maintained by such financial institution into which the contents of such Lock Box Account or Other Account are transferred, and that such financial institution (or, to the extent consistent with Borrower's existing practice, Borrower) shall wire, or otherwise transfer in immediately available funds in a manner satisfactory to Bank (which shall include automatic clearing house transfers initiated by Borrower), funds deposited in such Lock Box Account or Other Account on a daily basis as such funds are collected. Borrower agrees that all payments made to any Lock Box Account or Other Account or otherwise received by Bank, whether in respect of the Accounts or as proceeds of other Collateral or otherwise, will be applied on account of the Liabilities in accordance with the terms of this Agreement. If any Lock Box Account or Other Account is established with Bank, Borrower agrees to pay all fees, costs and expenses in connection with opening and maintaining such Lock Box Account or Other Account and depositing for collection by Bank any check or other item of payment received by Bank on account of the Liabilities. All of such fees, costs and expenses shall constitute Loans hereunder, shall be payable to Bank by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or proceeds of Collateral shall be endorsed by Borrower to Bank, and, if that endorsement of any such item shall not be made for any reason, Bank is hereby irrevocably authorized to endorse the same on Borrower's behalf. For the purpose of this paragraph, Borrower irrevocably hereby makes, constitutes and appoints Bank (and all Persons designated by Bank for that purpose) as Borrower's true and lawful attorney and agent-in-fact (i) to endorse Borrower's name upon said items of payment and/or proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or proceeds thereof; and (iii) to have access to any lock box or postal box into which any of Borrower's mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

    (b) Bank may, at any time and from time to time after an Event of Default has occurred, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of Borrower's Accounts or other amounts owed to Borrower by suit or otherwise; (ii) exercise all of Borrower's rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Bank deems advisable; (v) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrower; and (vi) do all other acts and things which are necessary, in Bank's sole discretion, to fulfill Borrower's obligations under this Agreement and to allow Bank to collect the Accounts or other amounts owed to Borrower. In addition to any other provision hereof, Bank may at any time, whether before or after the occurrence of an Event of Default, at Borrower's expense, notify any parties obligated on any of the Accounts to make payment directly to Bank of any amounts due or to become due thereunder.

    (c) For purposes of calculating interest, Bank shall, on the day of receipt by Bank at its office in Chicago, Illinois of cash or other immediately available funds from collections of items of payment and proceeds of any Collateral, apply the whole or any part of such collections or proceeds against the Liabilities in such order as Bank shall determine in its sole discretion. For purposes of determining the amount of Loans available for borrowing purposes, cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Liabilities, in such order as Bank shall determine in its sole discretion, on the day of receipt, subject to actual collection.

    (d) Bank, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Bank in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Bank shall constitute Loans, payable by Borrower to Bank on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

    (e) Immediately upon Borrower's receipt of any portion of the Collateral evidenced by Chattel Paper, an Instrument or a Document, Borrower shall deliver the original thereof to Bank together with an appropriate endorsement or other specific evidence of assignment thereof to Bank (in form and substance acceptable to Bank). If an endorsement or assignment of any such items shall not be made for any reason, Bank is hereby irrevocably authorized, as Borrower's attorney and agent-in-fact, to endorse or assign the same on Borrower's behalf.

8.   SCHEDULES AND REPORTS.

    (a) Within ten (10) Business Days after the close of each calendar month, and at such other times as may be reasonably requested by Bank from time to time hereafter, Borrower shall deliver to Bank (i) a schedule identifying each Account and which Accounts constitute Eligible Accounts together with an aging with respect to each Account and copies of the invoices when requested by Bank (with evidence of shipment attached) pertaining to each such Eligible Account for the month (or other applicable period) immediately preceding; and (ii) such additional schedules, certificates, reports and information with respect to the Collateral as Bank may from time to time require. Bank, through its officers, employees or agents, shall have the right, at any time and from time to time in Bank's name, in the name of a nominee of Bank or in Borrower's name, to verify the validity, amount or any other matter relating to any of Borrower's Accounts, by mail, telephone, telegraph or otherwise. Borrower shall reimburse Bank, on demand, for all costs, fees and expenses incurred by Bank in this regard.

    (b) Without limiting the generality of the foregoing, Borrower shall deliver to Bank, at least once a month (or more frequently when requested by Bank), a report with respect to Borrower's Inventory. Borrower shall immediately notify Bank of any event causing loss or depreciation in value of Borrower's Inventory in excess of $25,000.

   (c) All schedules, certificates, reports and other items delivered by Borrower to Bank hereunder shall be executed by an authorized representative of Borrower and shall be in such form and contain such information as Bank shall specify.

9. TERMINATION. This Agreement shall be in effect from the date hereof until February 25, 2003 (the "Term"), provided, however, that Bank shall review the Loans and the facility provided for in this Agreement annually and provided, further, that the security interests and liens created under this Agreement and the Other Agreements shall survive until the payment in full of the Liabilities. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, Borrower shall deliver to Bank a release, in form and substance satisfactory to Bank, of all obligations and liabilities of Bank and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Borrower. At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated and Borrower has delivered such release to Bank, Bank shall release its liens in the Collateral and deliver to Borrower such lien releases, terminations and reassignment as Borrower shall reasonably request and deliver any Collateral then in its possession to Borrower.

10. REPRESENTATIONS, WARRANTIES AND COVENANTS. Borrower hereby represents, warrants and covenants that:

    (a) the financial statements delivered or to be delivered by Borrower to Bank at or prior to the date of this Agreement and at all times subsequent thereto accurately reflect the financial condition of Borrower, and there has been no material adverse change in the financial condition or operations of Borrower since the date of the financial statements delivered to Bank most recently prior to the date of this Agreement;

    (b) the office where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower's principal place of business and all of Borrower's other places of business, locations of Collateral and post office boxes are as set forth in Exhibit B; and (ii) Borrower shall promptly (but in no event less than ten (10) days prior thereto) advise Bank in writing of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change in the location of Borrower's books, records and accounts (or copies thereof) or the opening or closing of any post office box of Borrower;

    (c) the Collateral, including, without limitation, the Equipment (except any part thereof which Borrower shall have advised Bank in writing consists of Collateral normally used in more than one state) is and shall be kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit B, and at other locations within the continental United States of which Bank has been advised by Borrower in writing;

    (d) if any of the Collateral consists of Goods of a type normally used in more than one state, whether or not actually so used, (i) Borrower shall immediately give written notice to Bank of any use of any such Goods in any state other than a state in which Borrower has previously advised Bank such Goods shall be used, and (ii) such Goods shall not, unless Bank shall otherwise consent in writing, be used outside of the continental United States;

    (e) Borrower has not made any loans or advances that are outstanding on the date hereof, and shall not after the date hereof make any loans or advances to any Affiliate or other Person except for advances to employees, officers and directors of Borrower for travel and other expenses arising in the ordinary course of Borrower's business;

    (f) each Account or item of Inventory which Borrower shall, expressly or by implication, request Bank to classify as an Eligible Account, as Eligible Inventory or as Eligible Cigarette Inventory, respectively, shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definitions of "Eligible Account", "Eligible Inventory" and "Eligible Cigarette Inventory" as set forth herein and as otherwise established by Bank from time to time, and Borrower shall promptly notify Bank in writing if any such Eligible Account, Eligible Inventory or Eligible Cigarette Inventory shall subsequently become ineligible;

    (g) Borrower is and shall at all times during the Term be the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by Borrower, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens;

    (h) Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder. Borrower's execution, delivery and performance of this Agreement and the Other Agreements does not and shall not conflict with the provisions of any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, and Borrower's execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon any of Borrower's property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected;

    (i) there are no actions or proceedings which are pending or threatened against Borrower which might result in any material adverse change in its financial condition or materially adversely affect the Collateral and Borrower shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Bank;

    (j) Borrower has obtained and shall maintain all licenses, authorizations, approvals and permits, the lack of which would have a material adverse effect on the operation of its business, and (ii) Borrower is and shall remain in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA (as defined in subparagraph 10(y)) or employee health and safety) the failure to comply with which would have a material adverse effect on its business, property, assets, operations or condition, financial or otherwise;

    (k) all written information now, heretofore or hereafter furnished by Borrower to Bank is and shall be true and correct as of the date with respect to which such information, was or is furnished;

    (l) Borrower is not conducting, permitting or suffering to be conducted, nor shall it conduct, permit or suffer to be conducted, any activities pursuant to or in connection with which any of the Collateral is now, or will (while any Liabilities remain outstanding) be owned by any Affiliate; provided, however, that Borrower may enter into transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to Borrower than the terms upon which such transfers or transactions would have been made had they been made to or with a Person that is not an Affiliate and, in connection therewith, may transfer cash or property to Affiliates for fair value;

    (m) Borrower's name has always been as set forth on the first page of this Agreement and Borrower uses no tradenames or division names in the operation of its business, except as otherwise disclosed in writing to Bank; Borrower shall notify Bank in writing within ten (10) days of the change of its name or the use of any tradenames or division names not previously disclosed to Bank in writing;

    (n) with respect to Borrower's Equipment: (i) Borrower has good and indefeasible and merchantable title to and ownership of all Equipment; (ii) Borrower shall keep and maintain the Equipment in good operating condition and repair and shall make all necessary replacements thereof and repairs thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained; and (iii) Borrower, immediately on demand by Bank, shall deliver to Bank any and all evidence of ownership of, including, without limitation, certificates of title and applications of title to, any of the Equipment;

    (o) this Agreement and the Other Agreements to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms;

    (p) Borrower is and shall remain solvent, is and shall be able to pay its debts as they become due, has and shall continue to have capital sufficient to carry on its business, now owns and shall continue to own property having a value both at book value and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder;

    (q) Borrower is not now obligated, nor shall it create, incur, assume or become obligated (directly or indirectly), for any loans or other indebtedness for borrowed money or any lease obligations other than the Loans, except that Borrower may (i) borrow money from a Person other than Bank on an unsecured and subordinated basis if a subordination agreement in favor of Bank and in form and substance satisfactory to Bank is executed and delivered to Bank relative thereto; (ii) maintain any present indebtedness to any Person which has been disclosed to Bank in writing and consented to in writing by Bank;
(iii) incur unsecured indebtedness to trade creditors in the ordinary course of Borrower's business; (iv) incur purchase money indebtedness or capitalized lease obligations in connection with capital expenditures permitted under this Agreement; and (v) incur indebtedness constituting a Permitted Real Estate Financing;

    (r) Borrower does not own any margin securities except as disclosed in Borrower's Form 10-K for the period ending September 30, 1997, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G or Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time;

    (s) except as otherwise disclosed in writing to Bank, Borrower has no Parents, Subsidiaries or other Affiliates or divisions, nor is Borrower engaged in any joint venture or partnership with any other Person;

    (t) Borrower is duly organized, validly existing and in good standing in its state of organization and Borrower is duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary;

    (u) Borrower is not in default under any material contract, lease or commitment to which it is a party or by which it is bound, nor does Borrower know of any dispute regarding any contract, lease or commitment which is material to the continued financial success and well-being of Borrower;

    (v) there are no controversies pending or threatened between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, in the aggregate, material to the continued financial success and well-being of Borrower, and Borrower is in compliance in all material respects with all federal and state laws respecting employment and employment terms, conditions and practices;

    (w) Borrower possesses, and shall continue to possess, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and tradenames to continue to conduct its business as heretofore conducted by it;

    (x) Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of Borrower comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder; (ii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of Borrower's knowledge threatened, and Borrower shall immediately notify Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice and take prompt and appropriate actions to respond thereto, with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or its business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials; (iii) Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials; and (iv) without limiting the generality of the foregoing, Borrower shall, following the determination by Bank that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any non-compliance, with any Environmental Law, at Borrower's expense, cause an independent environmental engineer acceptable to Bank to conduct such tests of the relevant site as are appropriate and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof; and

    (y) Borrower has paid and discharged, and shall at all times hereafter promptly pay and discharge all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 (as amended, modified or restated from time to time, "ERISA") of a character which if unpaid or unperformed might result in the imposition of a lien against any of its properties or assets and will promptly notify Bank of (i) the occurrence of any "reportable event" (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation ("PBGC") of any employee benefit plan ("Plan") covering any officers or employees of Borrower, any benefits of which are, or are required to be, guaranteed by PBGC, (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, and (iii) its intention to terminate or withdraw from any Plan; provided, that Borrower shall not terminate any Plan or withdraw therefrom if such withdrawal or termination shall result in any liability to Borrower.

Borrower represents, warrants and covenants to Bank that all representations and warranties of Borrower contained in this Agreement (whether appearing in paragraphs 10 or 11 hereof or elsewhere) shall be true at the time of Borrower's execution of this Agreement, shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all of the Liabilities and termination of this Agreement, and shall be remade by Borrower at the time each Loan is made pursuant to this Agreement.

11. ADDITIONAL COVENANTS OF BORROWER. Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Bank's prior written consent waiving or modifying any of Borrower's covenants hereunder in any specific instance, Borrower agrees as follows:

    (a) Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower's business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit B;

    (b) Borrower agrees to deliver to Bank the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied: (i) no later than forty-five (45) days after the end of each of the first three quarters of Borrower's fiscal year a balance sheet, operating statement and reconciliation of surplus of Borrower, which quarterly financial statements may be unaudited but shall be certified by the Chief Financial Officer of Borrower; (ii) no later than one hundred twenty (120) days after the end of each of Borrower's fiscal years, audited annual financial statements with an unqualified opinion by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank and (iii) contemporaneously with the furnishing of each of the foregoing quarterly and annual financial statements, a duly completed certificate dated the date of such financial statements, in form and substance satisfactory to Bank and signed by an authorized officer of Borrower, containing calculations of Borrower's compliance with the financial covenants contained in subparagraph 11(o) of this Agreement and subparagraphs 5, 6 and 7 of Exhibit A;

    (c) Borrower shall promptly after obtaining knowledge thereof advise Bank in writing of any material adverse change in the business, assets or condition, financial or otherwise, of Borrower, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default hereunder after notice or lapse of time (or both);

    (d) Bank, or any Persons designated by it, shall have the right, at any time, to call at Borrower's places of business at any reasonable times, and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to Borrower's business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning Borrower's business as Bank may consider reasonable under the circumstances. Bank agrees, provided no Event of Default has occurred, to limit its collateral audits and field exams to two such audit/exams during any calendar year after the date hereof. Borrower shall furnish to Bank such information relevant to Bank's rights under this Agreement as Bank shall at any time and from time to time request. Borrower authorizes Bank to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower or with any Affiliate or the officers, employees or directors of any Affiliate, and to discuss the financial condition of Borrower with Borrower's independent public accountants. Any such discussions shall be without liability to Bank or to Borrower's independent public accountants. Borrower shall pay to Bank all fair and reasonable fees and out-of-pocket expenses incurred by Bank in the exercise of its rights hereunder (provided that such fees and out-of-pocket expenses incurred by Bank pursuant to this subparagraph 11(d) and subparagraph 11(d) of the FFH Loan Agreement after the date hereof when no Event of Default exists shall not exceed $15,000 in any calendar year), and all of such fees and expenses shall constitute Loans hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

    (e) Borrower shall:

        (i) keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, with such companies, in such amounts, with such deductibles, and under policies in such form as shall be satisfactory to Bank. Original (or certified) copies of such policies of insurance have been or shall be delivered to Bank within ninety (90) days after the date hereof, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Bank, showing loss under such insurance policies payable to Bank. Such endorsement, or an independent instrument furnished to Bank, shall provide that the insurance company shall give Bank at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Bank to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to Bank an assignment of proceeds of its business interruption insurance policies. Borrower hereby directs all insurers under all such policies of insurance to pay all proceeds payable thereunder in excess of $100,000 for any occurrence directly to Bank. Borrower irrevocably, makes, constitutes and appoints Bank (and all officers, employees or agents designated by Bank) as Borrower's true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance; and

       (ii) maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Bank and original (or certified) copies of such policies have been or shall be delivered to Bank within ninety (90) days after the date hereof, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Bank as additional insured thereunder and providing that the insurance company shall give Bank at least thirty (30) days written notice before any such policy shall be altered or canceled.

If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Bank, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Bank deems advisable. All sums disbursed by Bank in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys' fees, shall constitute Loans hereunder, shall be payable on demand by Borrower to Bank and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

    (f) Borrower shall not use the Collateral, or any part thereof, in any unlawful business or for any unlawful purpose or use or maintain any of the Collateral in any manner that does or could result in material damage to the environment or a violation of any applicable environmental laws, rules or regulations; shall keep the Collateral in good condition, repair and order; shall permit Bank to examine any of the Collateral at any time and wherever the Collateral may be located; shall not permit the Collateral, or any part thereof, to be levied upon under execution, attachment, distraint or other legal process; shall not sell, lease, grant a security interest in or otherwise dispose of any of the Collateral except as expressly permitted by this Agreement; shall not settle or adjust any Account identified by Borrower as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Bank, provided, that following the occurrence of an Event of Default, Borrower shall not settle or adjust any Account without the consent of Bank; and shall not secrete or abandon any of the Collateral, or remove or permit removal of any of the Collateral from any of the locations listed on Exhibit B, except for the removal of Inventory sold in the ordinary course of Borrower's business as permitted herein;

    (g) all monies and other property obtained by Borrower from Bank pursuant to this Agreement shall be used solely for business purposes of Borrower;

    (h) Borrower shall, at the request of Bank, indicate on its records concerning the Collateral a notation, in form satisfactory to Bank, of the security interest of Bank hereunder;

    (i) Borrower shall file all required tax returns and pay all of its taxes when due, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on Borrower's financial statements, (ii) the contesting of any such payment does not give rise to a lien for taxes and
(iii) Borrower has reserved against availability under the Loans an amount which, in the sole judgment of Bank, is sufficient to pay such taxes and any interest or penalties that may accrue thereon. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, Bank may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Bank shall constitute Loans hereunder, shall be payable by Borrower to Bank on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder;

    (j) Borrower shall not assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business;

    (k) Borrower shall not without the prior written consent of Bank (i) enter into any merger or consolidation, or (ii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business and other than asset sales and dispositions involving assets with a value of less than $250,000 in any transaction or series of related transactions; (iii) purchase all or substantially all of the assets of any Person or division of such Person, or (iv) enter into any other transaction outside the ordinary course of Borrower's business, including, without limitation, any purchase, redemption or retirement of any shares of any class of its or any other Obligor's stock or any other equity interest (including any rights, options or warrants with respect thereto) for consideration in excess of $100,000 in the aggregate during any calendar year, and any issuance of any shares of, or warrants or other rights to receive or purchase any shares of, any class of its stock or any other equity interest other than such issuances made pursuant to the terms of Borrower's employee stock option plan;

    (l) Borrower shall not declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its stock (if Borrower is a corporation) or on account of any equity interest in Borrower (if Borrower is a partnership, limited liability company or other type of entity);

    (m) Other than the shares of capital stock of FFH and Cramond Investment Company, Ltd. owned by Borrower on the date hereof, Borrower shall not purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person, other than direct obligations of the United States;

    (n) Borrower shall not amend its organizational documents in any manner which could have an adverse effect on Bank or its interest in any of the Collateral or change its fiscal year or enter into a new line of business materially different from Borrower's current business;

    (o) Borrower's Tangible Net Worth shall at all times be greater than $4,500,000.00. "Tangible Net Worth" shall mean, as of any time the same is to be determined, an amount equal to shareholder's equity in Borrower reflected on the most recent balance sheet of Borrower prepared in accordance with generally accepted accounting principles consistently applied, less the aggregate book value of all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization and cost and deferred research and development expense) and similar assets.

    (p) Borrower shall reimburse Bank for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys' fees, incurred by Bank in connection with the (i) documentation and consummation of this transaction and any other transactions between Borrower and Bank, including, without limitation, Uniform Commercial Code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs, (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Bank's rights under this Agreement. Borrower shall also pay all normal service charges with respect to all accounts maintained by Borrower with Bank and any additional services requested by Borrower from Bank. All such costs, expenses and charges shall constitute Loans hereunder, shall be payable by Borrower to Bank on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder; and

    (q) neither Borrower nor any Affiliate shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of (i) purchasing any securities underwritten or privately placed by ABN AMRO Securities (USA) Inc. ("AASI"), an affiliate of Bank, or (ii) purchasing from AASI any securities in which AASI makes a market, or (iii) refinancing or making payments of principal, interest or dividends on any securities issued by Borrower or any Affiliate, and underwritten, privately placed or dealt in by AASI.

12. DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default" by Borrower hereunder:

    (a) the failure of any Obligor to pay when due, declared due, or demanded by Bank, any of the Liabilities;

    (b) the failure of any Obligor to perform, keep or observe (i) any of its covenants contained in paragraphs 4 or 6 hereof, subparagraphs 10(b), 10(c), 10(e), 10(g), 10(q), 11(c), 11(k) or 11(o) hereof or subparagraphs (5), (6) or
(7) of Exhibit A or (ii) any of its other covenants, conditions, promises, agreements or obligations of such Obligor under this Agreement or any of the Other Agreements and such failure shall continue for ten (10) Business Days after Bank's notice to Borrower of such failure;

    (c) the failure of any Obligor to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Obligor under any other agreement with any Person if such failure may have a material adverse effect on such Obligor's business, property, assets, operations or condition, financial or otherwise;

    (d) any "Event of Default" under and as defined in any FFH Document or any Acquisition Document shall occur;

    (e) the making or furnishing by any Obligor to Bank of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Obligor and Bank, which is untrue or misleading in any material respect;

    (f) the loss, theft, damage or destruction of any of the Collateral with a value in excess of $50,000 (to the extent not covered by insurance), or (except as permitted hereby) the sale, lease or furnishing under a contract of service of, any of the Collateral;

    (g) the creation (whether voluntary or involuntary) of, or any attempt to create, any lien or other encumbrance upon any of the Collateral, other than the Permitted Liens, or the making or any attempt to make any levy, seizure or attachment thereof;

    (h) the commencement of any proceedings in bankruptcy by or against any Obligor or for the liquidation or reorganization of any Obligor, or alleging that such Obligor is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any Obligor's debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving any Obligor; provided, however, that if such commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

    (i) the appointment of a receiver or trustee for any Obligor, for any of the Collateral or for any substantial part of any Obligor's assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of any Obligor which is a corporation, limited liability company or a partnership; provided, however, that if such appointment or commencement of proceedings against such Obligor is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings;

    (j) the entry of any judgment or order against any Obligor which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution;

    (k) the death of any Obligor who is a natural Person, or of any general partner of any Obligor which is a partnership, or any member of a limited liability company or the dissolution of any Obligor which is a partnership, limited liability company or corporation;

    (l) the occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Bank pursuant to which such Person has guaranteed to Bank the payment of all or any of the Liabilities or has granted Bank a security interest in or lien upon some or all of such Person's real and/or personal property to secure the payment of all or any of the Liabilities; or

    (m) the institution in any court of a criminal proceeding against any Obligor, or the indictment of any Obligor for any crime.

13.   REMEDIES UPON AN EVENT OF DEFAULT.

    (a) Upon the occurrence of an Event of Default described in subparagraph 12(h) or (i) hereof, all of Borrower's Liabilities shall immediately and automatically become due and payable, without notice of any kind. Upon the occurrence of any other Event of Default, all Liabilities may, at the option of Bank, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

    (b) Upon the occurrence of an Event of Default, Bank may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Bank's rights and remedies shall be cumulative and non-exclusive to the extent permitted by law. In particular, but not by way of limitation of the foregoing, Bank may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrower's premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Bank shall have the right to store the same at any of Borrower's premises without cost to Bank. At Bank's request, Borrower shall, at Borrower's expense, assemble the Collateral and make it available to Bank at one or more places to be designated by Bank and reasonably convenient to Bank and Borrower.
Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Bank, and agrees that Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed reasonably and properly given if given at least five (5) calendar days before such disposition. Any proceeds of any disposition by Bank of any of the Collateral may be applied by Bank to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys' fees, and any balance of such proceeds may be applied by Bank toward the payment of such of the Liabilities, and in such order of application, as Bank may from time to time elect.

14. INDEMNIFICATION. Borrower agrees to defend (with counsel satisfactory to Bank), protect, indemnify and hold harmless Bank, each affiliate or subsidiary of Bank, and each of their respective officers, directors, employees, attorneys and agents (each an "Indemnified Party") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities of Borrower and be secured by the Collateral. The provisions of this paragraph 14 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

15. NOTICE. All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by facsimile or delivered in person, and in the case of Bank shall be sent to it at 135 South LaSalle Street, Chicago, Illinois 60603-4105,
Attention: Asset Based Lending Division, and in the case of Borrower shall be sent to it at its principal place of business set forth on the first page of this Agreement or as otherwise directed by Borrower in writing.

16. CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION. THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN THE COLLATERAL LOCATED OUTSIDE OF THE STATE OF ILLINOIS, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Bank to accept this Agreement, Borrower irrevocably agrees that, subject to Bank's sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. Borrower hereby irrevocably appoints and designates the Secretary of State of Illinois, whose address is Springfield, Illinois (or any other person having and maintaining a place of business in such state whom Borrower may from time to time hereafter designate upon ten
(10) days written notice to Bank and whom Bank has agreed in its sole discretion in writing is satisfactory and who has executed an agreement in form and substance satisfactory to Bank agreeing to act as such attorney and agent), as Borrower's true and lawful attorney and duly authorized agent for acceptance of service of legal process. Borrower agrees that service of such process upon such person shall constitute personal service of such process upon Borrower. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY BANK IN ACCORDANCE WITH THIS PARAGRAPH.

17. MODIFICATION AND BENEFIT OF AGREEMENT. This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by Borrower or such other person who is a party to such Other Agreement and Bank. Borrower may not sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, Borrower's rights, titles, interest, remedies, powers or duties hereunder and thereunder. Borrower hereby consents to Bank's sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein, including, without limitation, Bank's rights, titles, interest, remedies, powers and/or duties and agrees that it shall execute and deliver such documents as Bank may request in connection with any such sale, assignment, transfer or other disposition.

18. HEADINGS OF SUBDIVISIONS. The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

19. POWER OF ATTORNEY. Borrower acknowledges and agrees that its appointment of Bank as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

20. CONFIDENTIALITY. Borrower and Bank hereby agree and acknowledge that any and all information relating to Borrower which is (i) furnished by Borrower to Bank (or to any affiliate of Bank); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to Borrower may be distributed by Bank or such affiliate to Bank's or such affiliate's directors, officers, employees, attorneys, affiliates, assignees, participants, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over Bank or such affiliate, to any other party. Borrower and Bank further agree that this provision shall survive the termination of this Agreement.

21.   WAIVER OF JURY TRIAL; OTHER WAIVERS.

BORROWER AND BANK EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTUOUS CONDUCT BY BORROWER OR BANK OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN BORROWER AND BANK. IN NO EVENT SHALL BANK BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY BANK OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

Bank's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Bank of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Bank in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Bank unless such suspension or waiver is in writing, signed by a duly authorized officer of Bank and directed to Borrower specifying such suspension or waiver.



        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day first above written.



                              LASALLE NATIONAL BANK



                              By: Mark A. Ryle
                                -------------------------
                              Title: First Vice President


                              AMCON DISTRIBUTING COMPANY



                              By: Kathleen M. Evans
                                  ------------------------
                              Title: President

                     EXHIBIT A-SPECIAL PROVISIONS



Attached to and made a part of that certain Loan and Security Agreement of even date herewith between AMCON Distributing Company ("Borrower") and LaSalle National Bank ("Bank")

CREDIT TERMS

(1) LOAN LIMIT: Subject to the terms and conditions of the Agreement and the Other Agreements, Bank shall, absent the occurrence of an Event of Default, advance an amount up to the sum of the following sublimits (the "Loan Limit"):

    (a) Subject to subparagraph 2(b) of this Exhibit A, up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) of Borrower's Eligible Accounts; plus

    (b) Subject to subparagraph 2(b) of this Exhibit A, up to seventy percent (70%) of the lower of the cost or market value of Borrower's Eligible Inventory (other than Eligible Cigarette Inventory); plus

    (c) Subject to subparagraph 2(b) of this Exhibit A, up to eighty-five percent (85%) of the lower of the cost or market value of Borrower's Eligible Cigarette Inventory other than Eligible Cigarette Inventory purchased with advances made under subparagraph 1(d) of this Exhibit A; plus

    (d) Subject to subparagraph 2(c) of this Exhibit A, up to one hundred percent (100%) of the cost of Eligible Cigarette Inventory purchased with advances designated by Borrower as advances to be made under this subparagraph 1(d) ("Accommodation Advances"); plus

    (e) Subject to subparagraph 2(d) of this Exhibit A, up to one hundred percent (100%) of the purchase price of Vehicles purchased by Borrower and upon which Bank has a first perfected security interest, to be used by Borrower from time to time to purchase Vehicles (provided that an amount equal to the outstanding principal amount of the loans outstanding under the Existing Vehicle Loan Agreement on the date of the initial Loan under the Agreement (the "Existing Vehicle Purchase Amount") shall be used to repay the outstanding principal amount of Loans under the Existing Equipment Loan Agreement); provided, that prior to any advance under this subparagraph for any Vehicle to be purchased after the date hereof, Borrower shall furnish to Bank a purchase invoice for each Vehicle to be purchased with the proceeds of such advance and shall have delivered such documents and agreement and taken such other steps as required under subparagraphs 11 and 18 of this Exhibit A with respect to such Vehicles and the related Titles (such advances being referred to herein as "Vehicle Advances"); minus

    (f) Such reserves as Bank elects, in its sole discretion, to establish from time to time;

        provided, that (i) the aggregate amount of advances made pursuant to subparagraphs (a), (b) and (c) above shall in no event exceed (A) prior to June 25, 1998, Twenty Million and No/100 Dollars ($20,000,000) and (B) on and after June 25, 1998, Fifteen Million and No/100 Dollars ($15,000,000), (ii) the aggregate amount of advances made pursuant to subparagraph (d) above shall in no event exceed (A) prior to June 25, 1998, Five Million and No/100 Dollars ($5,000,000) and (B) on and after June 25, 1998, Ten Million and No/100 Dollars ($10,000,000) and (iii) the aggregate amount of advances made pursuant to subparagraph (e) above shall in no event exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000), except as such amounts may be increased by Bank, in its sole discretion, from time to time or decreased pursuant to the terms of this Agreement;

        provided further, that the aggregate Loan Limit shall in no event exceed Twenty Six Million Five Hundred Thousand and No/100 Dollars ($26,500,000), except as such amounts may be increased by Bank, in its sole discretion, from time to time or decreased pursuant to the terms of this Agreement.


(2)   ACCOMMODATION ADVANCE REPAYMENT; AVAILABILITY REDUCTIONS:

    (a) Each Accommodation Advance made pursuant to subparagraph (1)(d) above shall be repaid on each date that any Eligible Cigarette Inventory is sold in an amount equal to the cost of the Eligible Cigarette Inventory so sold.

    (b) The availability described in subparagraphs (1)(a), (1)(b) and (1)(c) of this Exhibit A shall be automatically reduced to zero on the earliest to occur of (i) February 25, 2002 and (ii) acceleration of the Liabilities or the suspension or termination of such availability pursuant to the provisions of paragraph 13 of the Agreement.

    (c) The availability described in subparagraph (1)(d) of this Exhibit A shall be automatically reduced to zero on the earliest to occur of (i) date that is six month after the date of the initial Accommodation advance; (ii) February 24, 1999; and (iii) acceleration of the Liabilities or the suspension or termination of such availability pursuant to the provisions of paragraph 13 of the Agreement.

    (d) The availability described in subparagraph (1)(e) of this Exhibit A shall be curtailed monthly by an amount equal to the sum of (i) an amount sufficient (assuming a like curtailment each month) to reduce the Existing Vehicle Purchase Amount to zero at the end of sixty (60) months plus (ii) an amount, with respect to each advance made under subparagraph 1(e) of this Exhibit A after the date hereof, equal to one sixtieth (1/60) of each such advance made after the date hereof. Each such curtailment shall automatically occur on the last day of each calendar month following the date of the initial Vehicle Advance until the earliest to occur of (i) the date on which said availability shall be reduced in full; (ii) the last day of the Term; and
(iii) acceleration of the Liabilities or the suspension or termination of such availability pursuant to the provisions of paragraph 13 of the Agreement.


(3)   INTEREST RATE:

Subject to the terms and conditions set forth below, the Loans shall bear interest at any applicable per annum rate of interest set forth in subparagraph (a), (b) or (c) below as selected by Borrower:

    (a) One-half of one percent (1/2 of 1%) per annum below Bank's publicly announced prime rate (which is not intended to be Bank's lowest or most favorable rate in effect at any time) (the "Prime Rate") in effect from time to time, payable on the last Business Day of each month in arrears. Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

    (b) The Applicable Margin (as defined below) in excess of the per annum rate of interest at which U.S. Dollar deposits of an amount comparable to the amount of the Loans and for a period equal to the relevant LIBOR Interest Period (as hereinafter defined) are offered generally to Bank (rounded upward if necessary to the nearest 1/16th of one percent) in the London Interbank Eurodollar market at 11:00 a.m. (London time) two (2) Business Days prior to the commencement of each Interest Period ("LIBOR"), such rate to remain fixed for such LIBOR Interest Period. "LIBOR Interest Period" shall mean any continuous period of thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days, as selected from time to time by Borrower by irrevocable notice (in writing, by telex, telegram or cable) given to Bank not less than three (3) Business Days prior to the first day of each respective LIBOR Interest Period commencing on the date hereof; provided that: (i) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (ii) the final LIBOR Interest Period shall be such that its expiration occurs on or before the end of the Term (or such earlier date on which such Loan must be repaid under this Agreement); and
(iii) if for any reason Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans. "Applicable Margin" shall mean (i) with respect to all Loans and advances other than Vehicle Advances, one and three-quarters percent (1.75%) per annum and (ii) with respect to all Vehicle Advances, two percent (2.00%) per annum.

    (c) With respect to Vehicle Advances only, a rate equal to two percent (2.0%) in excess of the Treasury Rate (as defined below) applicable to such Vehicle Advance for the applicable Treasury Interest Period (as defined below) relating to such Vehicle Advance. "Treasury Rate" shall mean, with respect to any Vehicle Advance for any Treasury Interest Period, the rate of interest per annum, as determined by Bank (rounded upwards, if necessary, to the nearest 1/16 of one percent), equal to the yield on the shortest term United States treasury security then outstanding maturing on or about the last day of such Treasury Interest Period, determined as of the date that is two (2) Business Days prior to the first day in such Treasury Interest Period, such rate to remain fixed for such Treasury Interest Period. "Treasury Interest Period" shall mean, with respect to any Treasury Rate Loan, a period commencing on the date such Treasury Rate Loan was made or converted from a Loan of a different Type, or continued upon the expiration of the immediately preceding Treasury Interest Period for such Treasury Rate Loan, and shall end on either (i) the last day of the Term or (ii) if such date is prior to the last day of the Term, the date that is one (1) year after the first day of such Treasury Interest Period, as selected from time to time by Borrower by irrevocable notice (in writing, by telex, telegram or cable) given to Bank not less than three (3) Business Days prior to the first day of each respective Treasury Interest Period; provided that: (i) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (ii) the final Treasury Interest Period shall be such that its expiration occurs on or before the end of the Term; and (iii) if for any reason Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans.

    Interest shall be payable on the last Business Day of each month and on the date of any payment hereon by Borrower.

    Upon the occurrence of an Event of Default, all LIBOR Rate Loans and Treasury Rate Loans shall bear interest at the rate of two percent (2.0%) per annum in excess of the interest rate otherwise payable thereon and all Prime Rate Loans shall bear interest at the rate of one percent (1.0%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated on the basis of a 360-day year.

(3).(1)   OTHER LIBOR AND TREASURY RATE PROVISIONS:

(a) Subject to the provisions of this Agreement, Borrower shall have the option (i) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans or (if such Loans constitute Vehicle Advances) Treasury Rate Loans of various Interest Periods,
(ii) as of the last day of any Interest Period related thereto, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (iii) as of the last day of any Interest Period related thereto, to continue all or any portion of the relevant Treasury Rate Loans as Treasury Rate Loans; (iv) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans and/or Treasury Rate Loans to Prime Rate Loans; (v) as of the last day of any Interest Period, to convert (A) all or any portion of any LIBOR Rate Loans constituting Vehicle Advances to Treasury Rate Loans and (B) all or any portion of any Treasury Rate Loans to LIBOR Rate Loans; and (vi) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be borrowed as, or continued as or converted to, LIBOR Rate Loans or Treasury Rate Loans, if any such continuation or conversion thereof would violate the provisions of subparagraphs (3).(1)(b) or (3).(1)(c) of this Exhibit A or if an Event of Default has occurred.

    (b) Bank's determination of LIBOR and any Treasury Rate as provided above shall be conclusive, absent manifest error. Furthermore, if Bank determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any LIBOR Interest Period that (i) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subparagraph (3)(b) of this Exhibit A shall not represent the effective pricing to Bank for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Bank shall promptly notify Borrower and (x) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable LIBOR Interest Period, and (y) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

    (c) If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Bank or its lending offices (a "Regulatory Change"), shall, in the opinion of counsel to Bank, make it unlawful for Bank to make or maintain LIBOR Rate Loans, then Bank shall promptly notify Borrower and (i) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing LIBOR Interest Period or on such earlier date as required by law and
(ii) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

    (d) If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any LIBOR Interest Period or if a LIBOR Rate Loan does not occur on a date specified by Borrower in its request (other than as a result of a default by Bank), Borrower agrees to indemnify Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by Bank as a result of such prepayment.

    (e) If any Regulatory Change (whether or not having the force of law) shall (i) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Bank; (ii) subject Bank or the LIBOR Rate Loans to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to Bank of principal or interest due from Borrower to Bank hereunder (other than a change in the taxation of the overall net income of Bank); or (c) impose on Bank any other condition regarding the LIBOR Rate Loans or Bank's funding thereof, and Bank shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Bank of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Bank hereunder, then Borrower shall pay to Bank, on demand, one-half of such additional amounts as Bank shall, from time to time, determine are sufficient to compensate and indemnify Bank from such increased cost or reduced amount.

    (f) Each request for LIBOR Rate Loans shall be in an amount not less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), or in an integral multiple thereof. Each request for Treasury Rate Loans shall be in an amount not less than One Hundred Thousand and No/100 Dollars ($100,000.00).

    (g) Unless otherwise specified by Borrower, all Loans shall be Prime Rate Loans.

    (h) No more than eight Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time. No more than eight Interest Periods may be in effect with respect to outstanding Treasury Rate Loans at any one time.


(4)   FEES AND CHARGES:

Borrower shall pay to Bank a facilities fee equal to one-eighth of one percent (0.125%) of the maximum amount of Loans available pursuant to subparagraph
(1)(d) above, which fee shall be fully earned by Bank and payable on the date that Bank makes its initial disbursement under this Agreement.


ADDITIONS AND CHANGES TO COVENANTS:

(5) FIXED CHARGE COVERAGE RATIO COVENANT: Borrower shall maintain a Fixed Charge Coverage Ratio (as defined below) of not less than 1.1 to 1.0 as determined on the last day of each fiscal quarter of Borrower for the four fiscal quarter period ending on such date. For the purposes hereof, (i) "Fixed Charge Coverage Ratio" shall mean, for any period, the ratio of EBITDA for such period to Fixed Charges for such period, (ii) "EBITDA" shall mean, for any period, the sum of (A) net income (or loss) for the applicable period of measurement determined in accordance with generally accepted accounting principles, plus (B) any provision for (or less any benefit from) income and franchise taxes included in the determination of net income, plus (C) interest expense deducted in the determination of net income, plus (D) amortization and depreciation deducted in the determination of net income and (iii) "Fixed Charges" shall mean, for any period the sum of, without duplication (A) scheduled payments of principal and all credit availability reductions during such period with respect to all indebtedness (including capitalized leases) of Borrower, plus (B) scheduled payments of interest during such period with respect to all indebtedness (including capitalized leases) of Borrower, plus
(C) all capital expenditures during such period for the purchase or other acquisition of fixed or capital assets, plus (D) payments during such period in respect of income or franchise taxes.

(6) DEBT SERVICE COVERAGE RATIO COVENANT: Borrower shall not permit the Debt Service Coverage Ratio (as defined below) determined at the last day of each fiscal quarter of Borrower set forth below for the four fiscal quarter period ending on such date to be less than the ratio set forth below opposite such period:

           Fiscal Quarter                    Minimum Ratio
           --------------                    -------------

     Each fiscal quarter ending
    on or before September 26, 1998             1.25:1.0

     Each fiscal quarter ending
      after September 26, 1998                  1.50:1.0

For the purposes hereof, (i) "Debt Service Coverage Ratio" shall mean, for any period, the ratio of Net Cash Flow for such period to Debt Service for such period, (ii) "Net Cash Flow" shall mean, for any period, the sum of (A) net income (or loss) for the applicable period of measurement determined in accordance with generally accepted accounting principles, plus (B) depreciation deducted in the determination of net income and (iii) "Debt Service" shall mean, for any period, the sum of, without duplication (A) scheduled payments of principal and all credit availability reductions during such period with respect to all indebtedness (including capitalized leases) of Borrower, plus (B) scheduled payments of interest during such period with respect to all indebtedness (including capitalized leases) of Borrower.

(7) DEBT TO EQUITY RATIO COVENANT: Borrower shall maintain a Debt to Equity Ratio (as defined below) of less than 4.0 to 1.0 at all times. For the purposes hereof, "Debt to Equity Ratio" shall mean, at any time of determination, the ratio of (i) the principal amount of all indebtedness (including capitalized leases but excluding the outstanding principal amount of the indebtedness under the Acquisition Loan Agreement and the outstanding principal amount of all Accommodation Advances) of Borrower outstanding at such time to (ii) the shareholders' equity of Borrower at such time, each as determined in accordance with generally accepted accounting principles.

(8) CALCULATIONS: All calculations of the financial covenants contained in paragraphs 5, 6 and 7 of this Exhibit A shall be made in conformity with generally accepted accounting principles consistently applied.

(9) DELIVERY OF BORROWING BASE CERTIFICATE: Borrower shall, on or before the second Business Day of each week, deliver to Bank a duly completed certificate (in form and substance satisfactory to Bank) signed by the chief financial officer of Borrower certifying the Eligible Inventory, Eligible Cigarette Inventory and Eligible Accounts of Borrower as of the last day of the immediately preceding week (each such certificate being a "Borrowing Base Certificate").

(10) CRAMOND: Borrower shall (i) not sell, transfer or encumber any of the capital stock of Cramond Investment Company, Ltd., a Cayman Islands corporation ("Cramond"), or permit Cramond to issue any additional equity interests to, or incur any indebtedness with, any Person or (ii) take all actions necessary to ensure that Cramond will continue to own fee simple title to the real property owned by Cramond on the date hereof in the Cayman Islands free and clear of all liens, claims and encumbrances other than those in existence on the date hereof securing amounts not greater than the amounts outstanding on the date hereof.

(11) VEHICLES: Borrower shall execute such financing statements and other documents or instruments (and pay all taxes (other than nominal filing fees) and all other extraordinary costs of filing or recording the same in all public offices being necessary by Bank) and do such other acts and things, as Bank may from time to time request to establish and maintain a valid first priority security interest in any of the Vehicles, free of all other liens, claims and rights of third parties whatsoever (other than Permitted Liens), to secure the payment of the Liabilities.

(12) CERTAIN RESTRICTIONS: Borrower shall not enter into any agreement which restricts the ability of Borrower to (a) enter into amendments, modifications or waivers of this Agreement or any of the Other Agreements, (b) sell, transfer or otherwise dispose of its assets, (c) create, incur, assume or suffer to exist any lien upon any of its properties, (d) create, incur, assume, suffer to exist or otherwise become liable with respect to any indebtedness or (e) pay any dividend, provided that capital leases or agreements governing purchase money indebtedness which contain restrictions of the types referred to in clauses (b) or (c) with respect to the property covered thereby shall be permitted.

(13)   ACCOUNT PROVISIONS:  Borrower shall maintain its general checking and a
controlled disbursement account with Bank.   Normal charges shall be assessed
thereon. Although no compensating balance is required, Borrower must keep monthly balances in order to merit earnings credits which will cover Bank's service charges for demand deposit account activities.


CONDITIONS PRECEDENT

(14) ADDITIONAL CONDITIONS TO CLOSING: Bank shall be under no obligation to consummate the transactions contemplated by this Agreement until each of the conditions listed in this paragraph 14 has been satisfied. Whenever a condition contained herein requires delivery of an agreement or other document to Bank, each such agreement or other document shall be in form and substance satisfactory to Bank in its sole discretion.

    (a) Landlord's Agreements: Borrower shall assist Bank in obtaining a Landlord's Agreement from each lessor of property(ies) set forth on Exhibit B, which Landlord's Agreement shall include a copy of the relevant lease.

    (b) Guaranty: Borrower shall cause to be executed in favor of Bank and delivered to Bank by FFH a guaranty of the Liabilities of Borrower to Bank.

    (c) Consummation of Related Transactions: Each of the parties thereto (including Bank) shall have executed and delivered each of the amendments to the Acquisition Documents requested by Bank and each of the FFH Documents to which they are a party and each of the transactions contemplated thereby shall have been consummated.

    (d) [INTENTIONALLY OMITTED]

    (e) Mortgagee's Waiver: Borrower shall cause to be executed in favor of Bank and delivered to Bank a Mortgagee's Waiver from each mortgagee, if any, of Borrower's owned real property(ies) set forth on Exhibit B.

    (f) Attorney's Opinion Letter: Borrower shall cause to be executed and delivered to Bank an Attorney's Opinion Letter.

    (g) Promissory Notes:   Borrower shall have executed and delivered to Bank
such promissory notes evidencing the Loans as the bank shall request.

    (h) Resolutions: Bank shall have received from each corporate Obligor, copies of resolutions of each Obligor's Board of Directors authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which it is a party, certified by its corporate secretary.

    (i) Consents: Bank shall have received certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals, if any, with respect to this Agreement and the Other Agreements.

    (j) Incumbency and Signatures: Bank shall have received certificates of the Secretary of each of the corporate Obligors certifying the names of the officer or officers of such Obligor authorized to sign this Agreement and the Other Agreements to which it is a party, together with a sample of the true signature of each such officer. Bank may conclusively rely on each such certificate, until formally advised by a like certificate of any changes therein.

    (k) Lock Box and other Account Agreements: Bank shall have received the Lock Box Agreements and other depository account agreements required under paragraph 7 of the Agreement, duly executed and delivered by Borrower and each financial institution party thereto.

    (l) Forms UCC-1 and UCC-2; Termination Statements; Searches: Bank shall have received UCC-1 Financing Statements and UCC-2 Financing Statement naming Borrower as debtor and Bank as secured party with respect to the Collateral, together with such UCC-3 Termination Statements necessary to release any and all liens and other rights of any Person in any of the Collateral (other than with respect to Permitted Liens), and other documents as Bank deems necessary or appropriate shall have been filed in all jurisdictions that Bank deems necessary or advisable. Certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), dated a date reasonably near to the Closing Date, listing all effective financing statements (including financing statements filed by Bank) which name Borrower as debtor (under its corporate and trade names), together with copies of such financing statements. Results of on-line searches of the records of the United States Patent and Trademark Office for Borrower's trademarks and patents.

    (m) Insurance Certificates, etc.: Bank shall have received certificates from Borrower's insurance carrier evidencing that all required insurance coverage is in effect, designating Bank as an additional insured and as a loss payee thereunder pursuant to a loss payee endorsement in form and substance satisfactory to Bank in its sole discretion.

    (n) Constitutive Documents: Bank shall have received certified copies of each corporate Obligor's Certificate or Articles of Incorporation, certified by the Secretary of State of its state of incorporation as of a recent date, together with good standing certificates from such Secretary of State and good standing certificates from the Secretaries of State of each other State in which such Obligor is qualified to transact business, and By-laws of each corporate Obligor certified by the Secretary of such Obligor as of the date hereof.

    (o) No Adverse Change Certificate: Bank shall have received a certificate of the president or chief financial officer of Borrower, certifying that there have been no material adverse changes in the financial condition of Borrower since September 27, 1997, and that there is no litigation pending which would prevent or seek to prevent consummation of the financing arrangements contemplated by the Agreement and the Other Agreements.

    (p) Solvency Certificates: Bank shall have received, from each Obligor, a certificate as to the solvency of such Obligor executed by the president or chief financial officer of such Obligor.

    (q) Termination of Liens; Payoff Letters: Bank shall have received evidence satisfactory to it in its sole discretion of the termination of all existing liens on the assets of Borrower (including any mortgages on Borrower's real property) other than Permitted Liens and the repayment of all indebtedness of Borrower other than indebtedness permitted hereunder.

    (r) Existing Equipment Loan Agreement and Vehicle Titles: Either (i) Bank shall have reviewed all documents and other materials relating to the Existing Vehicle Loan Agreement and determined in its sole discretion that the indebtedness and liens thereunder, and the terms thereof, are satisfactory to it or (ii) Bank shall have received evidence satisfactory to Bank that (A) all liens on Vehicles purchased with proceeds of loans under the Existing Equipment Loan Agreement (other than liens in favor of Bank) have been released, (B) such release shall have been indicated on the Title to each such Vehicle and (C) the Title relating to the Trailers owned by Borrower on the date hereof identify teach such Vehicle indicates Bank as sole lienholder thereon.


(15) CONDITIONS TO ALL LOANS AND ADVANCES. Bank's obligation to make the initial Loans and each subsequent Loan and to continue, or convert any Loan into any other Type of Loan is subject to the following additional conditions precedent:

    (a) No Default, etc.: (i) No Event of Default or event or condition which, with the giving of notice or passage of time or both would constitute an Event of Default shall have occurred or will result from such Loan and
(ii) the representations and warranties contained in this Agreement and each Other Agreement shall be true and correct in all material respects as of the date hereof, and shall be true and correct as of the date of any subsequent Loan with the same effect as though made on the date thereof.

    (b) Litigation:   Bank shall not have determined that any existing or
threatened claims, litigation, arbitration proceedings or governmental proceedings could have an adverse impact on the ability of any Obligor to perform its obligations under this Agreement or any Other Agreement to which it is a party.

    (c) No Injunction: No law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which in the judgment of Bank could enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loans or the consummation of the transactions contemplated hereby and by the Other Agreements.

    (d) Borrowing Base Certificate: Bank shall have received the duly completed Borrowing Base Certificate most recently required to be delivered under subparagraph (9) of this Exhibit A.

    (e) Designation of Accommodation Advances: In connection with any borrowing of an Accommodation Advance, a written notice from Borrower notifying Bank that such Loan is to constitute an Accommodation Advance.

SPECIAL PROVISIONS RELATING TO VEHICLE ADVANCES:

(16) INITIAL VEHICLE ADVANCE: Prior to the disbursement of the initial Vehicle Advance, Bank shall have received evidence satisfactory to Bank that
(A) the all of Borrower's obligations under the Existing Equipment Loan Agreement shall have been paid in full (or will be paid in full with the proceeds of such initial Vehicle Advance), and the Existing Equipment Loan Agreement and all documents, instruments and agreements executed in connection therewith shall have been terminated, (B) all liens on Vehicles purchased with proceeds of loans under the Existing Equipment Loan Agreement (other than liens in favor of Bank) have been released, (C) such release shall have been indicated on the Title to each such Vehicle and (D) the Title relating to the each such Vehicle indicates Bank as sole lienholder thereon.

(17) FAILURE OF TITLE: Notwithstanding anything contained in this Agreement to the contrary, if Bank has not obtained the appropriate Titles within forty-five (45) days after making the disbursement of the initial Vehicle Advance, Borrower shall immediately, upon request of Bank, pay the full principal amount of the such Vehicle Advance, together with any accrued interest thereon and any costs, fees, disbursements and expenses incurred thereby.

(18) SUBSEQUENT VEHICLE ADVANCES: Prior to the disbursement of any Vehicle Advance made after the initial Vehicle Advance, Borrower shall deliver to Bank a copy of the purchase invoice for each Vehicle to be acquired with the proceeds thereof and shall deliver the Title to Bank to be held by Bank, which the Title shall indicate that such Vehicle is registered in the name of Borrower and shall list Bank as sole lienholder thereon.



        IN WITNESS WHEREOF, the parties hereto have duly executed this Exhibit A to Loan and Security Agreement of the 25th day of February, 1998.




AMCON DISTRIBUTING COMPANY         LASALLE NATIONAL BANK



By: Kathleen M. Evans              By: Mark A. Ryle
    ----------------------             --------------------------
Title: President                   Title: First Vice President







        EXHIBIT B - BUSINESS AND COLLATERAL LOCATIONS


Attached to and made a part of that certain Loan and Security Agreement of even date herewith between AMCON DISTRIBUTING COMPANY ("Borrower") and LASALLE NATIONAL BANK ("Bank").


A. Borrower's Business Locations (please indicate which location is the principal place of business and at which locations originals and all copies of Borrower's books, records and accounts are kept).

     1.



     2.



     3.





B. Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes of Borrower. Please indicate the relationship of such location to Borrower (i.e. public warehouse, processor, etc.).

     1.


     2.


     3.